Free Writing Prospectus Dated May 23, 2006	Filed Pursuant to Rule 433(d) Registration No. 333-132357 Registration No. 333-132357-01

CARMX 06-1             $615mm             * Priced *

Leads: BAS/WB     Co-Mgrs: CSFB, JPM                 100% Pot

CLS	SIZE	Rating	WAL	BENCH	Sprd	Yld	CPN	$Px	ModDur
A-1	127mm	A1+/P1	0.25	3ML	-3	5.18	5.18%	100	0.24
A-2	171mm	Aaa/AAA	0.95	EDSF	-1	5.414	5.35%	99.99661	0.90
A-3	198mm	Aaa/AAA	2.10	ITP SWP	-2	5.399	5.33%	99.98192	1.94
A-4	85.2mm	Aaa/AAA	3.30	ITP SWP	+4	5.472	5.41%	99.99832	2.95
B	20mm	A2/A	3.54	ITP SWP	+19	5.627	5.56%	99.99338	3.13
C	13.8mm	Baa3/BBB	3.54	ITP SWP	+40	5.837	5.76%	99.97708	3.12

Settles: May 31, BAS will deliver

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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